TODD SHIPYARDS CORPORATION ANNOUNCES DIVIDEND

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...January 23, 2008...Todd Shipyards Corporation ("Company") (NYSE:TOD) announced that its Board of Directors, at its January meeting, declared a dividend of five cents ($0.05) per share to be paid March 20, 2008 to all shareholders of record as of March 5, 2008.

The Company's wholly owned subsidiary, Todd Pacific, performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.